Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS FIRST NINE MONTH’S TOTAL REVENUES UP AND UPDATES CURRENT OPERATIONS AND GROWTH PROJECTS

RENO, Nevada, December 2, 2020 -- Itronics Inc. (OTC:ITRO), an emerging "Cleantech Materials" growth Company that manufactures GOLD’n GRO Multi-Nutrient Fertilizers and produces silver, zinc, and critical minerals recovered from industrial and mining waste, today reported its first nine month sales results for the period ended September 30, 2020 were up one percent over the prior year.

Total Revenues for the nine months ended September 30, 2020 were $1,616,449 compared to $1,601,147 in the same period in 2019.

"GOLD’n GRO fertilizer sales in 2020 almost equaled 2019 sales in the face of major negative pressure on fertilizer demand due to COVID-19 closures and restrictions in agricultural and food related markets. "After reviewing current market reports for October and November, it is apparent that demand in the relevant markets began to recover in July and August and has continued to improve right up through the present," said Dr. John Whitney, Itronics President.

In a November market update, the Almond Board of California reported that U.S. demand was up 13.3 per cent year to date and that exports were up 30.3 percent. Almonds are one of the most important nut crops in California. We believe that about half of our GOLD’n GRO sales are used for fertilizing almond trees, so the strong increase in almond demand is a very positive indicator for the coming year. The continuing improvements in the other food crop markets is also quite positive. "Our GOLD’n GRO sales team has successfully continued the expansion of sales to additional distributor retail branches that was started in 2019. This made it possible to maintain sales in 2020 and has created a broader sales base for renewed sales growth in 2021," Dr. Whitney said.

Silver bullion nine-month sales were $84,257, up 94 percent from $43,500 in the same period last year. Late in the third quarter the Company made a silver bullion shipment. In early October a silver-bearing glass shipment was made, and a shipment of silver-bearing film was made in early November. These shipments are expected to be settled by year end and will contribute to silver sales in the fourth quarter.

During the third quarter the Company continued its fast track development of its revolutionary Rock Kleen Technology which is described in more detail in this report. In early October the Company announced that it is developing two technologies that recover manganese, a critical mineral and one of the four most important battery metals, and that as these developments continue, the Company could become one of the first domestic producers of manganese since the 1970’s. This is also discussed in more detail in this report.

2020 First Nine Month’s Sales Results

Unaudited Revenues for the third quarter, and nine months ended September 30, 2020 together with comparative figures for 2019 are presented below:

		ITRONICS INC.

	For the Quarter		For the 9 Months
	Ended September 30		Ended September 30
	2020	2019	2020	2019
REVENUE
Fertilizer	$ 205,896	$258,027	$ 1,488,812	$ 1,517,294
Silver	$ 14,664	$ 15,618	$ 84,257	$ 43,500
Photo Services	$ 4,089	$ 5,379	$ 22,133	$ 16,931
Mining Technical Services	$ 12,236	$ 15,039	$ 21,247	$ 23,422

Total Revenues	$236,885	$294,063	$1,616,449	$1,601,147

Operations and Expansion Updates

GOLD’n GRO Multi-Nutrient Fertilizers: During the second quarter the Company began testing a GOLD’n GRO copper micronutrient formulation for use on strawberries. This testing is now complete after producing very positive results. In August the Company received approval to sell the fertilizer commercially in California under a provisional label. The Company is assembling the information needed to formally register the fertilizer in Nevada and California. Due to Covid-19 restrictions, sales of this new fertilizer have been delayed until the first quarter 2021.

The GOLD’n GRO sales team was planning to start field testing a GOLD’n GRO magnesium fertilizer in the fourth quarter, but that has now been delayed until the first quarter 2021. In recent years, widespread magnesium deficiencies have emerged in the California vegetable and berry growing areas so, at our distributor’s request, we have upgraded the fertilizer to a fully chelated magnesium fertilizer and have generated all of the information needed for re-registration. This magnesium fertilizer is already registered in Nevada.

Earlier in 2020, the Company was informed by its Distributor that in certain areas in California, crop calcium deficiencies are emerging. Several years ago, Itronics developed a chelated calcium-magnesium fertilizer. In early 2020 we upgraded this fertilizer to a fully chelated calcium-magnesium fertilizer. We believe that this fertilizer will improve calcium and magnesium uptake by the crops. Current plans are to start field testing this fertilizer in the first quarter 2021. This fertilizer is not yet registered in California, but it is registered for sale in Nevada.

Calcium fertilizers are already widely used in California, but the use is primarily for soil conditioning and pH adjustment. Itronics believes that its GOLD’n GRO "Advanced Nutrient Transfer Technology" will improve calcium uptake by the crops. Several field tests performed with other GOLD’n GRO fertilizers have already demonstrated that calcium and magnesium uptake is improved when these fertilizers are used.

Magnesium and Calcium are "middle nutrients" as is sulfur. Middle nutrients are used in much larger quantities than the micronutrient fertilizers. Because of this, sales of the GOLD’n GRO magnesium and calcium fertilizers could materially increase total GOLD’n GRO sales in coming years as this fertilizer is introduced into the markets to help reduce the deficiencies that are emerging.

Silver Bullion and Other Metal Production: The pilot scale computer circuit board refining operation is operating reliably. Metal recovery optimization is underway and is improving bullion silver and gold content while at the same time improving furnace efficiency and reducing the unit cost of metals being recovered.

The Company plans to include its hydrometallurgy and its electro-chemistry operations as Refining Division operations. The hydrometallurgy section is operating at a pilot scale and is presently recovering iron (FeLix Process) and sulfur (SuLix Process) from its internally produced silver concentrates. The iron and sulfur are being used as ingredients in the GOLD’n GRO fertilizers which reduces the cost of raw materials purchased from outside suppliers.

The Company is evaluating the feasibility of expanding these operations in the coming year to include pilot scale recovery of zinc from certain types of flue dusts. This will continue zinc metal recovery R & D that was started several years ago and will have two objectives. One objective is to produce zinc raw material for use in manufacturing GOLD’n GRO fertilizers which would reduce the amount of zinc purchased from outside suppliers and reduce the cost of goods for the GOLD’n GRO fertilizers. A second important objective of this work would be to initiate pilot scale use of electro-chemistry to recover zinc metal. If zinc metal production can be achieved, then it would be possible to begin continuous processing of certain zinc flue dusts to produce pure zinc metal. This would expand and diversify the Company’s metal sales by adding another revenue stream and reduce the seasonality of the Company’s total sales.

The zinc flue dust being considered for use in this research contains small amounts of silver, gold, and lead. After zinc removal, the precious metal bearing residue would go as a silver concentrate to the printed circuit board refining operation. This would expand the supply of silver concentrate for refining printed circuit boards. The contained metals would be incorporated into the silver bullion for sale making this another "Zero Waste Energy Saving" operation for Itronics.

Beginning of zinc recovery R & D would open the door to following this work with a continuation of R & D started several years ago to recover zinc, manganese, and potassium from paste extracted from discarded alkaline batteries. Our laboratory scale research has already shown that we can extract zinc, manganese, and potassium for use in GOLD’n GRO fertilizers. We believe that electro-chemistry may be useable to recover manganese chemicals that could be sold into outside markets, such as for battery materials. The ability to produce manganese chemicals is critical because the Company believes that the amount of manganese contained in battery pastes greatly exceeds the amount of manganese required for the fertilizer markets.

Recently the Company announced that it plans to resume experimental recovery of pure copper and possibly tin from the silver bullion which will further increase the silver and gold content of the bullion being shipped for sale to its finish refiner. The zinc metal recovery research is further along and so that work would be started first. Manganese recovery research would follow. The copper-tin recovery research would start after that. The plan is to start the research at the Reno manufacturing facility and then to expand the electrochemistry recovery operations to the Itronics Cleantech Materials Campus that is being planned for development at its 48-acre Wabuska site north of Yerington, Nevada.

Rock Kleen Technology and Business Plan Development: During the first quarter the Company announced completion of a detailed three-year growth plan for Reno manufacturing operations. A ten-year growth plan for consolidated operations that include expansion to the new "Itronics Cleantech Materials Campus" was completed in the second quarter. This plan was updated in the third quarter to factor in the 2020 impacts of Covid-19 on the growth plan. The expected impacts of expanded materials recoveries using the Rock Kleen technology were also incorporated into the plan. Itronics is expecting to achieve rapid growth over the next several years, to be driven by GOLD’n GRO fertilizer sales and to be supported by development of the new Rock Kleen technology which was selected from the Company’s portfolio of "Zero Waste Technologies" for commercial development as a major new line of business.

In early August, Whitney & Whitney, Inc., the Company’s technical services subsidiary signed a second research contract to further evaluate the potential for silver tailings processing for a silver mining company. The project is using the Company’s newly developed Rock Kleen Technology to accomplish the processing. The test work is on-going and is producing positive silver, manganese, and other metal recovery results.

Manganese has been designated by the Federal Government as a "Critical Mineral." Manganese is one of the four most important industrial metals and is widely used by the steel industry worldwide. It is a major component of non-rechargeable alkaline batteries, one of the largest battery categories sold in the world. The use of manganese in EV batteries is increasing as EV battery technology is shifting to use of more nickel and manganese in battery formulations. According to a recent United Nations report, manganese is one of the four most important battery materials.

According to the U.S. Department of Interior, there is no mine production of manganese in the United States. Itronics is using its revolutionary Rock Kleen Technology to test metal recoverability from mine tailings obtained from a former silver mine in western Nevada that has a high manganese content. The Rock Kleen process is recovering silver, gold, manganese, lead, zinc, and nickel. The Company has calculated, based on laboratory test results, that if a Rock Kleen tailings process is put into commercial production, the tailings processing operation would become the largest primary manganese producer in the United States.

A long-term objective for Itronics is to become a leading producer of high purity metals, including the U.S. critical metals manganese and tin, using the Company’s breakthrough hydrometallurgy, pyrometallurgy, and electrochemical technologies. Additionally, Itronics is also strategically positioned with its portfolio of "Zero Waste Energy Saving Technologies" to help solve the recently declared emergency need for domestic production of Critical Minerals from materials located at mine sites.

In August, Itronics announced that the Rock Kleen silver/gold mine tailings processing research is showing that the revolutionary Rock Kleen technology not only neutralizes cyanide and recovers nitrogen, and a fairly broad group of base and ferrous metals, but it also recovers sulfur and potassium that is naturally contained in many Nevada silver/gold deposits. Because of this, as development of Rock Kleen processing operations progresses, the Rock Kleen operations have the potential to provide a whole new source of virgin raw materials, not only to supply the metal industries, but also certain nutrient raw materials for the fertilizer industry and industrial mineral materials for many industries including the Construction and Ceramics industries and industries that use mineral fillers. Existing mines and tailings from previously operating mines will be the source of these new virgin raw materials, so it will not be necessary to build as many new mines to gain access to these materials.

Rock Kleen commercialization is expected to permanently supply a portion of the recovered nutrient metals, zinc, iron, manganese, and copper, and the nitrogen, potassium, and sulfur for use as raw materials for the manufacture of the GOLD’n GRO Multi-nutrient fertilizers. Rock Kleen commercialization will also supply silver concentrates for use in printed circuit board refining on a permanent basis. This will enable expanded printed circuit board refining as new Rock Kleen operations are added.

Auric Fulstone Polymetallic Gold Project: Early in the first half of 2020 the Company was successful in getting two mining companies to review the project for possible joint venture development, but those activities were shelved due to COVID-19 risks. Subsequently, gold and silver prices have risen dramatically creating expanded revenues for all gold and silver production companies. Because of this, and after the COVID-19 risks are deemed to be acceptable, the Company is expecting that there will be considerable interest in its Auric Fulstone Polymetallic Gold project in Nevada as a potential joint venture development.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is an emerging Cleantech Growth Company that uses proprietary multi-nutrient fertilizer manufacturing technologies to produce GOLD’n GRO multi-nutrient fertilizers and breakthrough Zero Waste Technologies to recover fertilizer ingredients, silver bullion, and silver-bearing glass from waste streams that contain silver, gold, copper, zinc, tin, and other metals. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&field-brandtextbin=GOLD%27n+GRO&node+2972638011. Due to expanded retail customer interest, GOLD’n GRO fertilizer may now be purchased in Reno, Nevada at "Buy Nevada First Gift Shop", 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc

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VISIT OUR WEB SITE: http://www.itronics.com

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336